EXHIBIT (a)(1)(viii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below) and the provisions herein are subject in their entirety to the provisions of the U.S. Offer (as defined below). The U.S. Offer is made solely pursuant to the U.S. Offer to Purchase dated October 31, 2022 and the related Letters of Transmittal (as defined below) and any amendments or supplements thereto. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the U.S. Offer be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser. Separate offering documents relating to the Brazilian Offer (as defined below) are being published in Brazil.

Notice of Offer To Purchase For Cash

Outstanding Common Shares, Preferred Shares and Units, Including Units Represented by American Depositary Shares

of

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO

at

The U.S. dollar equivalent of R$2.36 per Common Share
The U.S. dollar equivalent of R$2.36 per Preferred Share
The U.S. dollar equivalent of R$4.72 per Unit

and

The U.S. dollar equivalent of R$9.44 per American Depositary Share

Pursuant to the U.S. Offer to Purchase dated October 31, 2022 by

PAGONXT MERCHANT SOLUTIONS, S.L.

PagoNxt Merchant Solutions, S.L., a company organized under the laws of the Kingdom of Spain (“Purchaser”), is making an all cash tender offer pursuant to an offer to purchase (the “U.S. Offer to Purchase”), in addition to a concurrent separate all cash tender offer on equivalent terms in Brazil (the “Brazilian Offer,” and together with the U.S. Offer (as defined below), the “Offers”) pursuant to other offering documents published in Brazil, up to any and all of the outstanding (i) common shares, no par value (the “Common Shares”), preferred shares, no par value (the “Preferred Shares” and, together with the Common Shares, the “Shares”) and units, each composed of one Common Share and one Preferred Share (the “Units”), traded on B3 S.A. - Brasil, Bolsa, Balcão (the “B3”) and (ii) American Depositary Shares, each representing two Units (the “ADSs” and, together with the Shares and the Units, the “Securities”), traded on the Nasdaq Global Select Market, in each case of Getnet Adquirência e Serviços para Meios de Pagamento S.A. – Instituição de Pagamento, a company incorporated under the laws of the Federative Republic of Brazil (the “Company”), at a price per Security equal to the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank (Banco Central do Brasil) (“Brazilian Central Bank”) on the business day prior to the settlement date of the U.S. Offer, to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the offered price) (the “U.S. Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in the U.S. Offer to Purchase and the related letter of transmittal for the Common Shares and Preferred Shares (the “Share Letters of Transmittal”), the related letter of transmittal for Units (the “Unit Letter of Transmittal”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal,” together with the Share Letters of Transmittal and the Unit Letter of Transmittal, the “Letters of Transmittal”) which, together with any amendments or supplements, collectively constitute the “U.S. Offer.” Tendering securityholders whose Securities are registered in their names and who tender directly to Purchaser will not be charged brokerage fees or similar expenses on the sale of Shares for cash pursuant to the U.S. Offer. Tendering securityholders whose Securities are registered in the name of their broker, bank or other securities intermediary should be responsible for any fees or commissions in connection with such tender. The ADSs were issued under a facility created pursuant to the deposit agreement by and among the Company, The Bank of New York Mellon, and all holders from time to time of ADSs.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON NOVEMBER 30, 2022, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION DATE”).

The Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) with the United States Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to the Company’s securityholders. The Schedule 14D-9 will include important information, and should be read carefully and in its entirety before any decision is made with respect to the U.S. Offer.

The U.S. Offer is being made for up to any and all of the target Securities, but it may be subject to proration. As required under Brazilian law and in compliance with the procedures provided for under Resolution No. 85/2022 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”) for registered tender offers, if up to one third of the Securities held by holders of Securities other than Purchaser, the Company or any of their directors, officers or affiliates (the “Unaffiliated Security Holders” and the “Unaffiliated Securities,” respectively), on a per Share basis, are tendered in the Offers, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. If more than one third of the Unaffiliated Securities but less than two thirds of the Securities held by (a) holders of Securities (other than any directors or officers of the Company, or any affiliates of Purchaser) that either (i) tendered Securities in the auction to be held on the electronic trading system of the B3 as part of the Brazilian Offer (the “Auction”) or to the Tender Agent (as part of the U.S. Offer), or (ii) otherwise expressly noted in the applicable Letter of Transmittal their agreement with the deregistration of the Company as a publicly-held company in Brazil with the CVM without having tendered Securities in the Offers (such persons referred to in (i) and (ii), the “Consenting Shareholders”), and (b) any persons (other than any directors or officers of the Company, or any affiliates of Purchaser) who either (x) qualified their Shares or Units for participation in the Auction but either did not tender Securities therein or in the U.S. Offer or registered a tender price for their Shares or Units in the Auction that was greater than the offer price in the Auction, or (y) expressly noted in the applicable Letter of Transmittal their disagreement with the deregistration of the Company as a publicly-held company in Brazil with the CVM without having tendered Securities in the Offers (such persons referred to in (b), the “Dissenting Shareholders”), are tendered in the Offers, then Purchaser shall accept for tender and pay for up to one third of all Unaffiliated Securities that are validly tendered and not withdrawn in the Offers on a prorated basis, based on the ratio that (1) one third of the total number of Unaffiliated Securities bears to (2) the total number of Unaffiliated Securities tendered (in each case, on a per Share basis). If the number of Securities validly tendered and not withdrawn by Unaffiliated Security Holders is greater than two thirds of all Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. These provisions are intended to preserve an adequate market for publicly-held securities following a tender offer that is undersubscribed, and consequently there is no requirement that Securities tendered by non-Unaffiliated Security Holders be subject to proration.

The U.S. Offer is subject to the conditions set forth in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” section of the U.S. Offer to Purchase, including, without limitation: (i) that since the commencement of the U.S. Offer, there shall not have occurred or been threatened any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, which, in Purchaser’s reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries, including certain events described in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” in the U.S. Offer to Purchase; (ii) that none of the conditions described under “The U.S. Offer—Section 11. Conditions to the U.S. Offer” shall have occurred since the commencement of the U.S. Offer; (iii) that since the commencement of the U.S. Offer, no public, governmental, judicial, legislative or regulatory authority in the U.S., Brazil, Spain or any other relevant jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction or other order, or shall have threatened to do any of the foregoing, which prevents or prohibits the consummation of the U.S. Offer, adversely affects the terms and/or conditions of the U.S. Offer or which entails additional risks, or causes any of the certain other effects described in “The U.S. Offer—Section 11. Conditions to the U.S. Offer”; and (iv) that any additional conditions precedent to the Brazilian Offer shall have been satisfied or waived.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Securities that are validly tendered and not properly withdrawn in accordance with “The U.S. Offer—Section 4. Withdrawal Rights” of the U.S. Offer to Purchase before 5:00 p.m., New York City time, on the Expiration Date (subject to proration, if applicable).

In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide for a subsequent offering period in which it would offer to purchase, at the same price (in Brazilian reais, but payable in U.S. dollars) of the U.S. Offer, any Securities that remain outstanding following the Expiration Date of the U.S. Offer. Further, Purchaser will provide for such a subsequent offering period for a period of three calendar months after the Auction Date (as defined below) if the U.S. Offer is subject to proration as described in the U.S. Offer to Purchase and more than one third of the U.S. Unaffiliated Securities, on a per Share basis, are acquired in the U.S. Offer (unless (i) Purchaser has acquired all Securities of the Company pursuant to the Offers, or (ii) Purchaser is required to provide for a mandatory subsequent offering period by Brazilian law, in which case Purchaser will commence a subsequent offering period as described in the following sentence). In addition, as required under Brazilian law, if, after the initial offering period, Consenting Shareholders tendered or held Securities that amount, collectively, to more than two thirds (on a per Share basis) of the total number of outstanding Securities held by Consenting Shareholders and Dissenting Shareholders, then Purchaser will provide for a subsequent offering period under Rule 14d-11 under the Exchange Act in which all holders of Securities that were not acquired during the initial offering period will have a right to tender such Securities to Purchaser at any time during the three calendar months after the date of the Auction for the same cash consideration per Security that they would have received during the initial offering period in respect of their Securities, as adjusted by the “SELIC rate,” the Brazilian benchmark interest rate, from the Auction Date until the date of effective payment. The Auction will occur on December 1, 2022 at 3:00 p.m. São Paulo time (1:00 p.m. New York City time) (the “Auction Date”). If Purchaser extends the U.S. Offer, Purchaser will inform the Tender Agent of that fact and will make a public announcement of the extension, once the B3 has certified the results of the Auction, which is expected to occur at or around 5:00 p.m., New York City time, on the Auction Date.

You may withdraw Securities at any time prior to the Expiration Date and, if we have not accepted your Securities for payment by December 30, 2022 (which is the 60th day after the date of the commencement of the U.S. Offer), you may withdraw them at any time after that date until we accept Securities for payment. If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights with respect to any Securities you have tendered during such subsequent offering period. Securities tendered pursuant to the U.S. Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities. To withdraw Securities, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Securities. See “The U.S. Offer—Section 4. Withdrawal Rights” in the U.S. Offer to Purchase.

The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the U.S. Offer to holders of the Securities. The U.S. Offer to Purchase, the related Letters of Transmittal and other related materials will be mailed to record holders of the Securities, and the U.S. Offer to Purchase and other related materials will also be furnished to brokers, dealers, commercial banks, trust companies and other securities intermediaries whose names appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the U.S. Offer materials to their customers. We will also mail U.S. Offer to Purchase, the related Letters of Transmittal and/or other related materials to any record or beneficial holder of Securities that requests a copy thereof.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities, including questions as to the proper completion of any Letter of Transmittal, or other required documents, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Tender Agent), which determination will be final and binding on all parties.

Generally, if you are a U.S. Holder (as defined in the U.S. Offer to Purchase), the sale of your Securities pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes. Further, the sale of your Securities pursuant to the U.S. Offer may be a taxable transaction for Brazilian federal income tax purposes. See “The U.S. Offer—Section 5. Material U.S. and Brazilian Federal Income Tax Consequences” in the U.S. Offer to Purchase. Purchaser urges holders of Securities to consult their own tax advisors about the tax consequences of the U.S. Offer in light of their particular circumstances.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 promulgated under the Exchange Act is contained in the U.S. Offer to Purchase and is incorporated herein by reference. The U.S. Offer to Purchase and the related documents filed with the SEC in connection with the U.S. Offer contain important information, and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

Questions and requests for assistance and copies of the U.S. Offer to Purchase and all other tender offer materials may be directed to the Information Agent, at its address and telephone numbers set forth below and will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than as disclosed in “The U.S. Offer—Section 14. Fees and Expenses” in the U.S. Offer to Purchase) in connection with the solicitation of tenders of Securities pursuant to the U.S. Offer.

The Information Agent for the U.S. Offer is:

Morrow Sodali International LLC

509 Madison Avenue

Suite 1206
New York, NY 10022

Shareholders and All Others Call:

(800) 662-5200 (Toll-Free in North America)
+1 (203) 658-9400 (outside North America)

Email: opagetnet@investor.morrowsodali.com

October 31, 2022